Exhibit 99.1(b)

                           CNF INC.
   COMPUTATION OF RATIOS OF EARNINGS TO COMBINED FIXED CHARGES
                AND PREFERRED STOCK DIVIDENDS
                   (Dollars in thousands)

                                             Six Months Ended
                                                 June 30,
                                        -------------------------
                                          2003             2002
                                        ---------       ---------
Combined Fixed Charges and
  Preferred Stock Dividends:
    Interest Expense                     $15,023         $11,523
    Capitalized Interest                     134             368
    Amortization of Debt Expense             663             658
    Dividend Requirement on Series
      B Preferred Stock [1]                5,069           5,208
    Dividend Requirement on Preferred
      Securities of Subsidiary Trust       3,126           3,126
    Interest Component of Rental
      Expense [2]                         15,367          11,674
                                        ---------       ---------
                                         $39,382         $32,557
                                        ---------       ---------
Earnings:
    Income Before Taxes                  $59,548         $69,106
    Fixed Charges                         39,382          32,557
      Capitalized Interest                  (134)           (368)
      Preferred Dividend
        Requirements [3]                  (5,069)         (5,208)
                                        ---------       ---------
                                         $93,727         $96,087
                                        ---------       ---------
Ratio of Earnings to Combined Fixed
  Charges and Preferred Stock Dividends:     2.4x            3.0x
                                        =========       =========


[1] Dividends on shares of the Series B cumulative convertible preferred stock are used to pay debt service on notes issued by CNF's
    Thrift and Stock Plan.

[2] Estimate of the interest portion of lease payments.

[3] Preferred stock dividend requirements included in fixed charges but not deducted in the determination of Income Before Taxes.